Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175794

PROSPECTUS

7,310,744 Shares of Common Stock

This prospectus relates to the offer for sale by the existing holders of our common stock, $0.01 par value per share, named in this prospectus of 7,310,744 shares of our common stock, including 3,010,306 shares of our common stock issuable upon exercise of the warrants held by the selling security holders. These existing holders of our common stock are referred to as selling security holders throughout this prospectus.

All of the shares of common stock offered by this prospectus are being sold by the selling security holders. It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling security holders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

Our common stock is currently traded on the Over-The-Counter Bulletin Board, commonly known as the OTC Bulletin Board (“OTCBB”), under the symbol “EMIS.” As of May 24, 2013, the closing sale price of our common stock was $0.24 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2013

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere or incorporated by reference herein. This summary may not contain all of the information that may be important to you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Before making an investment decision, you should read carefully the entire prospectus, including the information under “Risk Factors” beginning on page 6 and our financial statements and related notes and other documents incorporated herein by reference.

Overview of the Company

Introduction and History

Emisphere Technologies, Inc. (“Emisphere,” “the Company,” “our,” “us,” or “we”) is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen ® Technology. These molecules could be currently available or are under development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, our technology may increase the benefit of the therapy by improving bioavailability or absorption or by decreasing time to onset of action. The Eligen ® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Eligen ® Technology can make it possible to deliver certain therapeutic molecules orally without altering their chemical form or biological activity. Eligen ® delivery agents, or “carriers”, facilitate or enable the transport of therapeutic molecules across the mucous membranes of the gastrointestinal tract, to reach the tissues of the body where they can exert their intended pharmacological effect. Our development efforts are conducted internally or in collaboration with corporate development partners. Typically, the drugs that we target are at an advanced stage of development, or have already received regulatory approval, and are currently available on the market. Our website is www.emisphere.com. The contents of that website are not incorporated herein by reference. Investor related questions should be directed to info@emisphere.com.

Emisphere was originally founded as Clinical Technologies Associates, Inc. in 1986. We conducted an initial public offering in 1989 and were listed on NASDAQ under the ticker symbol “CTAI”. In 1990, we decided to focus on our oral drug delivery technology, now known as the Eligen ® Technology. In 1991, we changed our name to Emisphere Technologies, Inc., and we continued to be listed on NASDAQ under the new ticker symbol “EMIS”. The Company’s securities were suspended from trading on the NASDAQ Capital Market effective at the open of business on Tuesday, June 9, 2009, and NASDAQ delisted the Company’s securities thereafter. The delisting resulted from the Company’s non-compliance with the minimum market value of listed securities requirement for continued listing. Simultaneously, the Company’s securities began trading on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority, effective with the open of business on Tuesday, June 9, 2009. The Company’s trading symbol remains EMIS, however, it is our understanding that, for certain stock quote publication websites, investors may be required to key EMIS.OB to obtain quotes.

The Eligen® Technology

The Eligen ® Technology is a broadly applicable proprietary oral drug delivery technology based on the use of proprietary synthetic chemical compounds known as EMISPHERE ® delivery agents, or carriers. These delivery agents facilitate and enable the transport of therapeutic macromolecules (such as proteins, peptides, and polysaccharides) and poorly absorbed small molecules across biological membranes. The Eligen ® Technology not only facilitates absorption, but it acts rapidly in the upper sections of the GI where absorption is thought to occur. With the Eligen ® Technology, most of the molecules reach the general circulation in less than an hour post-dose. Rapid absorption can limit enzymatic degradation that typically affects macromolecules or can be advantageous in cases where time to onset of action is important (i.e. analgesics). Another characteristic that distinguishes Eligen ® from the competition is absorption takes place through a transcellular, not paracellular, pathway. This underscores the safety of Eligen ® as the passage of the Eligen ® carrier and the molecule preserve the integrity of the tight junctions within the cell and reduces any likelihood of inflammatory processes and autoimmune gastrointestinal diseases. Furthermore, Eligen ® Technology carriers are rapidly absorbed, distributed, metabolized and eliminated from the body, they do not accumulate in the organs and tissues and they are considered safe at anticipated doses and dosing regimens.

Results from two clinical studies published by F Hoffmann-La Roche Ltd illustrate important safety characteristics of Emisphere’s Eligen ® Technology. These studies were performed with novel oral ibandronate formulations using Emisphere’s SNAC carrier, an Eligen ® Technology compound. The first study (J Drug Del Technol 2011; 21: 521-5) showed that SNAC needs to be co-formulated with ibandronate and not simply co-dosed in order to increase ibandronate bioavailability. The second study (Arnzelmittelforschung 2011; 61:707-13) demonstrated that co-dosing of a SNAC/ibandronate formulation with metformin, a drug widely used in Type 2 Diabetes patients, did not influence the absorption of metformin. Together, these studies support the hypothesis that Eligen ® Technology facilitates oral absorption only when co-formulated with the intended active ingredient, and that co-dosing with other ingredients should not result in accidental or incidental absorption of unintended ingredients.

Another important safety characteristic of the Eligen ® Technology was recently demonstrated by the results of three clinical safety studies conducted by Novartis International AG with the former osteoporosis and osteoarthritis treatment candidate SMC021. SMC021 used Emisphere’s permeation enhancer 5-CNAC, an Eligen ® Technology compound, in combination with salmon calcitonin (“SCT”). These studies addressed the potential for SMC021 drug interaction with several widely used drugs and found, in each case, no evidence to indicate a safety concern for drug interaction. Scientific posters describing the results of these clinical studies were presented at the annual meeting of the American Society of Clinical Pharmacology and Therapeutics on March 17 2012. The first study (The effect of esomeprazole on the pharmacokinetics and pharmacodynamics of SMC021 in healthy volunteers. Choi L et al.) concluded that pre-treatment with the proton pump inhibitor, esomeprazole, decreased SCT exposure by approximately 30%, without impacting the pharmacodynamic response to SCT. The second study (Pharmacokinetic interaction assessment between SMC021 and ibuprofen and between SMC021 and acetaminophen. Choi L et al.) concluded that ibuprofen and acetaminophen did not significantly alter the pharmacokinetics of SMC021 when used jointly with either of these analgesics. The third study (Pharmacokinetic interaction assessment between SMC021 and rosiglitazone. Choi L et al.) concluded that SMC021 did not inhibit the drug metabolizing enzyme CYP2C8 when SMC021 and rosiglitazone, a type II diabetes drug metabolized by CYP2C8, were administered together at expected clinical doses. Together, these studies support the hypothesis that Eligen ® Technology does not pose a safety risk for drug interaction.

The Eligen ® Technology was extensively reevaluated in 2007 by our scientists, senior management and expert consultants. Based on this analysis, we believe that our technology can enhance overall healthcare, including patient accessibility and compliance, while benefiting the commercial pharmaceutical marketplace and driving company valuation. The application of the Eligen ® Technology is potentially broad and may provide for a number of opportunities across a spectrum of therapeutic modalities.

Implementing the Eligen ® Technology is quite simple. It requires co-mixing a drug or nutritional supplement and an Eligen ® carrier to produce an effective formulation. The carrier does not alter the chemical properties of the drug nor its biological activity. Some therapeutic molecules are better suited for use with the Eligen ® Technology than others. Drugs or nutritional supplements whose bioavailability is limited by poor membrane permeability or chemical or biological degradation, and which have a moderate-to-wide therapeutic index, appear to be the best candidates. Drugs with a narrow therapeutic window or high molecular weight may not be favorable with the technology.

We believe that our Eligen ® Technology makes it possible to safely deliver a therapeutic macromolecule orally or increase the absorption of a poorly absorbed small molecule without altering its chemical composition or compromising the integrity of biological membranes. We believe that the key benefit of our Eligen ® Technology is that it improves the ability of the body to absorb small and large molecules.

Emisphere Today

Since our inception in 1986, substantial efforts and resources have been devoted to understanding the Eligen ® Technology and establishing a product development pipeline that incorporated this technology with selected molecules. Our core business strategy had been to develop oral forms of drugs or nutrients that are not currently available or have poor bioavailability in oral form, by applying the Eligen ® Technology to those drugs or nutrients, and to commercialize the Company’s Oral Eligen ® B12 Product. During September 2012, the Company took two important steps to improve its strategic position: it hired Mr. Alan L. Rubino as President and Chief Executive Officer, and appointed Mr. Timothy G. Rothwell as Chairman of the Board of Directors. Mr. Rubino and Mr. Rothwell are seasoned industry executives with major and emerging pharmaceutical company experiences who form the core of a new leadership team that will implement the Company’s strategic goals. After evaluating the Company’s operations and strategy, the leadership team determined the Company should refocus its corporate strategy to reemphasize the commercialization of Oral Eligen ® B12, build new high-value partnerships, evaluate new prescription Medical Foods commercial opportunities, reprioritize the product pipeline, and promote new uses for the Eligen ® Technology. In furtherance of this new strategic direction, spending was redirected and aggressive cost control initiatives were implemented. To accelerate the commercialization of B12 and evaluate new prescription Medical Foods opportunities and other prescription products under development, the Company hired Mr. Carl V. Sailer to head its commercial efforts. Mr. Sailer has extensive experience in pharmaceuticals products marketing and supply chain management. He has a proven track record of launching new and enhancing financial performance of existing pharmaceutical products by implementing progressive marketing and distribution commercial models. These actions support the Company’s decision to reposition Emisphere into a viable commercial-stage entity, anchored by the Eligen ® Oral B12 product. As it transitions to this strategy, the Company remains dedicated to further realizing the full potential and commercial value of its platform Eligen ® Technology. To that end, our new Chairman and Chief Executive Officer have sought to expand opportunities with existing partners and will continue to work to expand and explore new efforts to attract new delivery system, product development, and licensing partnerships. Furthermore, the Company engaged the consulting services of Dr. Carlos de Lecea, M.D., Ph.D., to expand its business development efforts globally. Dr. de Lecea has over 20 years experience in business development including in and out licensing pharmaceuticals products and delivery technologies in global markets. Dr. de Lecea will also work with Mr. Rubino to expand the application of the Eligen ® Technology by taking advantage of its suitability to facilitate oral absorption of emerging peptides and biologics products that are typically only available as injectibles or are currently under development. We believe that these products represent tremendous promise for realizing improvements in healthcare and growth in the industry, and that the Eligen ® Technology is well suited to deliver many of these molecules safely and efficiently.

As a result of our recent steps to refocus and prioritize our commercial opportunities, and promising trends in the industry that should provide new growth opportunities, we believe that Emisphere’s new business strategy will present opportunities for growth and value creation for the Company and its shareholders. We recognize, however, that further development, exploration and commercialization of our technology entails substantial risk and requires significant operational expenses. We continue to refocus our efforts on strategic development initiatives to reduce non-strategic spending aggressively, and seek to obtain the funding necessary to implement our new corporate strategy. There can be no assurances, however, that the Company will be able to secure adequate funding to meet its current obligations and successfully pursue its strategic direction. Furthermore, despite our optimism regarding the Eligen ® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized. For further discussion, see “Risk Factors” below and the risks included under (i) Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we filed with the SEC on March 28, 2013 and is incorporated herein by reference (the “2012 Annual Report”), and (ii) Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which we filed with the SEC on May 15, 2013 and is incorporated herein by reference (the “First Quarter 2013 Quarterly Report”).

We have limited capital resources and operations to date have been funded with the proceeds from collaborative research agreements, public and private equity and debt financings and income earned on investments. As of September 27, 2012, the Company was in default under the terms of the 11% senior secured convertible promissory notes issued in 2006 and thereafter (collectively, the “MHR Convertible Notes”) to MHR Institutional Partners IIA LP, MHR Institutional Partners II LP, MHR Capital Partners Master Account LP, and MHR Capital Partners (100) LP (together with their respective affiliates, “MHR”). The default was the result of the Company’s failure to pay MHR approximately $30.5 million in principal and interest due and payable on September 26, 2012 under the original terms of the MHR Convertible Notes. Pursuant to that certain Pledge and Security Agreement, dated as of September 26, 2005, between the Company and MHR (as amended to date, the “Security Agreement”), the MHR Convertible Notes were secured by a first priority lien in favor of MHR on substantially all of our assets. On October 4, 2012, the Company received notice from MHR that, as a result of the payment default described above, the default interest rate of 13% per annum applied to the MHR Convertible Notes, effective as of September 27, 2012.

As of September 27, 2012, the Company was also in default under the terms of certain non-interest bearing promissory notes in the aggregate principal amount of $600,000 issued to MHR on June 8, 2010 (collectively, the “Reimbursement Notes”). The Reimbursement Notes were originally due and payable on June 8, 2012, but this maturity date was extended to September 26, 2012 by agreement with MHR. The default was the result of the Company’s failure to pay to MHR $600,000 in principal due and payable on September 26, 2012 under the terms of the Reimbursement Notes. Based on the default under the Reimbursement Notes, the default interest rate of 10% per annum applied to the Reimbursement Notes, effective as of September 27, 2012.

As more specifically described in Note 8 to the Financial Statements included in Item 8 of the 2012 Annual Report, on October 17, 2012, the Company issued promissory notes in the aggregate principal amount of $1,400,000 (collectively, the “Bridge Notes”) to MHR. The Bridge Notes were secured by a first priority lien on substantially all of our assets, and were payable on demand.

As of March 31, 2013, the aggregate book value of MHR Convertible Notes, the Reimbursement Notes, and the Bridge Notes, including outstanding principal and interest, was $35.2 million. On April 26, 2013, the Company entered into a restructuring agreement (the “Restructuring Agreement”) with MHR regarding the restructuring of the terms of the Company’s obligations to MHR under the MHR Convertible Notes, the Reimbursement Notes, and the Bridge Notes. Pursuant to the transactions contemplated by the Restructuring Agreement, on May 7, 2013, each of the MHR Convertible Notes, Reimbursement Notes, and Bridge Notes were amended and restated. Please see Item 15 below, entitled “Recent Sales of Unregistered Securities,” and Note 16 to the Financial Statements included with the First Quarter 2013 Quarterly Report for more information regarding the Restructuring Agreement and the transactions contemplated thereby.

Also on April 26, 2013, the Company entered into an Amendment No. 2 (the “Amendment”) to the Development and License Agreement, dated June 21, 2008, between Novo Nordisk A/S (“Novo Nordisk”) and the Company (as amended to date, the “Development Agreement”). The Amendment provides, among other things, for a payment of $10 million from Novo Nordisk to the Company as a prepayment of certain development milestone payments that would have otherwise become payable to the Company under the Development Agreement upon the initiation of Phase II and Phase III testing of an oral GLP-1 product by Novo Nordisk, in exchange for a reduction in the rate of potential future royalty payments arising from future sales of such products developed under the Development Agreement. The Company received the $10 million payment from Novo Nordisk contemplated by the Amendment on May 6, 2013. This amount is sufficient to fund the Company’s operations through approximately May 15, 2014. Please see Note 16 to the Financial Statements included with the First Quarter 2013 Quarterly Report for more information regarding the Amendment and the transactions contemplated thereby.

While our plan is to raise capital and/or to pursue partnering opportunities, we cannot be sure that our plans will be successful. If the Company fails to raise additional capital or obtain substantial cash inflows from existing or new partners prior to May 15, 2014 (or earlier depending upon the Company’s operations), the Company could be forced to cease operations. These conditions raise substantial doubt about our ability to continue as a going concern. Consequently, the audit reports prepared by our independent registered public accounting firm relating to our financial statements for the years ended December 31, 2012, 2011 and 2010 include an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern. The Company is pursuing several courses of action to address its capital resources requirements, including the global commercialization of B12, seeking new partnerships and leveraging existing partnerships.

Company Information

Our principal executive offices are located at 4 Becker Farm Road, Suite 103, Roseland, New Jersey 07068. Our telephone number is (973) 532-8000, fax number is (973) 532-8121 and our website address is www.emisphere.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

Since June 9, 2009, our common stock has been trading on the OTCBB.

About this Prospectus

Unless the context otherwise requires, all references to “Emisphere,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to Emisphere Technologies, Inc., a Delaware corporation.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks and service names of Emisphere Technologies, Inc. and other companies.

Private Placement of Common Shares and Warrants

On June 30, 2011, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the selling security holders to sell an aggregate of 4,300,438 shares of our common stock and warrants to purchase a total of 3,010,306 shares of our common stock for gross proceeds, before deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants of $3,749,982 (the “Private Placement”). Each unit, consisting of one share of common stock and a warrant to purchase 0.7 shares of common stock, was sold at a purchase price of $0.872. The warrants are exercisable at an exercise price of $1.09 per share beginning immediately after issuance and expire 5 years from the date of issuance. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The Private Placement closed on July 6, 2011, after the satisfaction of customary closing conditions, and we issued the shares of common stock and the warrants to the selling security holders on such closing date.

In connection with the Securities Purchase Agreement, on July 6, 2011, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling security holders. Pursuant to the Registration Rights Agreement, we agreed to provide certain registration rights to the selling security holders under the Securities Act and applicable state securities laws and also agreed to file a registration statement with the SEC within 20 days of the closing date and to use our reasonable best efforts to have such registration statement declared effective as soon as practicable, but in no event later than 60 days of the closing date of the private placement (90 days in the event the SEC reviews the registration statement).

Pursuant to the Securities Purchase Agreement and the Registration Rights Agreement, we are registering 7,310,744 shares of our common stock under the Securities Act, which includes 3,010,306 shares of common stock issuable upon exercise of the warrants held by the selling security holders. All 7,310,744 shares of common stock are being offered pursuant to this prospectus.

The Offering

Common Stock being offered by the selling security holders	Up to 7,310,744 shares of our common stock, including 3,010,306 shares of our common stock issuable upon exercise of the warrants held by the selling security holders.

Common Stock outstanding prior to the offering	60,687,478 shares of common stock (1)

Common Stock to be outstanding after the offering	63,697,784 shares of common stock (2)

Use of proceeds	We will not receive any proceeds from the sales of shares of common stock by the selling security holders.

OTCBB symbol	Our common stock is currently traded on the OTCBB under the symbol “EMIS.”

Risk factors	Investing in our securities involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 5 of this prospectus and all other information in this prospectus before investing in our securities.

(1)	Based upon the total number of issued and outstanding shares as of March 31, 2013, which does not include the shares of our common stock issuable upon exercise of the warrants held by the selling security holders.

(2)	Based upon the total number of issued and outstanding shares as of March 31, 2013, including shares of our common stock issuable upon exercise of the warrants held by the selling security holders but excluding:

•	4,063,985 shares issuable upon the exercise of stock options outstanding at a weighted average exercise price of $1.06 as of March 31, 2013;

•

14,433,423 shares issuable upon exercise of outstanding warrants or options to purchase warrants (excluding the warrants held by the selling security holders) at a weighted average exercise price of $1.17 as of March 31, 2013; and

•

8,627,961 shares issuable upon conversion of a convertible note at a conversion price of $3.78 upon exchange by MHR of the approximately $32.6 million note payable to MHR for such convertible note as of March 31, 2013.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below under the heading “Risks Related to this Offering”, the “Risk Factors” included under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and under Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated herein by reference, and the other information contained in this prospectus before deciding to invest in our securities. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe the forward-looking statements included or incorporated by reference in this prospectus. The risks described below and set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 are not the only ones facing our company. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, you could lose all or part of your investment.

Special Note Regarding Forward-Looking Statements

From time to time, information provided by us, statements made by our employees or information included in our filings with the SEC (including this prospectus) may contain statements that are not historical facts, so-called “forward-looking statements,” which involve risks and uncertainties. Such forward-looking statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “will,” “expect,” “intend,” “plans,” “predict,” “anticipate,” “estimate,” “continue,” “believe” or the negative of these terms or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.

Our actual future results may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed below. Each of these factors, and others, are discussed from time to time in our filings with the SEC.

Risks Related to This Offering

Our common stock is traded on the Over-the-Counter Bulletin Board.

The Company’s securities began trading on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority, effective with the open of business on June 9, 2009. The Company’s trading symbol has remained EMIS; however, it is our understanding that, for certain stock quote publication websites, investors may be required to key EMIS.OB to obtain quotes.

Because our stock is traded on the Over-the-Counter Bulletin Board market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced or harder to obtain. In addition, because our common stock was de-listed from the NASDAQ Capital Market, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity thereof. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock and/or limit an investor’s ability to execute a transaction.

The listing on the OTCBB or future declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.

Shares issuable upon the conversion of warrants or the exercise of outstanding options may substantially increase the number of shares available for sale in the public market and depress the price of our common stock.

As of March 31, 2013, we had outstanding warrants exercisable for an aggregate of 17,443,728 shares of our common stock at a weighted average exercise price of $1.16 per share. In addition, as of March 31, 2013, options to purchase an aggregate of 4,063,985 shares of our common stock were outstanding at a weighted average exercise price of $1.06 per share. As of March 31, 2013, 266,531 shares of our stock were available for future option grants under our existing stock option plans. To the extent any of these warrants or options are exercised and any additional options are granted and exercised, there will be further dilution to investors. Until the options and warrants expire, these holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may convert or exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of our common stock.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other individuals or entities participating in this offering.

The price you pay in this offering may fluctuate based on the prevailing market price of our common stock on the OTCBB. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

There is an increased potential for short sales of our common stock due to the sales of shares issued upon exercise of warrants or options, which could materially affect the market price of the stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock issued in connection with an exercise of warrants or options could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As the holders exercise their warrants or options, we issue shares to the exercising holders, which such holders may then sell into the market. Such sales could have a tendency to depress the price of the stock, which could increase the potential for short sales. Additionally, one or more registration statements for shares/warrants could increase the possibility of such short sales.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling security holders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling security holders. We will pay the expenses of registration of these shares, including legal and accounting fees.

DILUTION

We are not offering or selling any of the shares of common stock in this offering. All of the offered shares of our common stock are held by selling security holders and, accordingly, no dilution will result from the sale of the securities.

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling security holders are those previously issued to the selling security holders and those issuable to the selling security holders upon exercise of the warrants. For additional information regarding the issuance of common stock and the warrants, see “Private Placement of Common Shares and Warrants” above. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. Except for the ownership of the common stock and the warrants issued pursuant to the Securities Purchase Agreement, the selling security holders have not had any material relationship with us within the past three years.

The table below lists the selling security holders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership, of shares of common stock as of July 7, 2011 assuming exercise of the warrants held by each such selling security holder on that date but taking account of any limitations on exercise set forth therein. In some instances, these amounts include shares beneficially owned by such security holders in connection with the 2010 Private Placement (as defined below) that have been registered by us pursuant to that certain Registration Statement on Form S-1 (File No. 333-169385) originally declared effective by the Securities and Exchange Commission on October 12, 2010 (the “2010 Private Placement Resale Registration Statement”).

The third column lists the shares of common stock being offered by this prospectus by the selling security holders and does not take in account any limitations on exercise of the warrants set forth therein.

In accordance with the terms of the Registration Rights Agreement with the holders of the common stock and the warrants, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued in connection with the Securities Purchase Agreement, and (ii) maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding warrants were exercised in full (without regard to any limitations on exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus and the prospectus filed with the 2010 Private Placement Resale Registration Statement.

Under the terms of the warrants, a selling security holder, other than Bai Ye Feng, may not exercise the warrants to the extent (but only to the extent) such selling security holders or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The number of shares in the second column reflects these limitations. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock of Owned After Offering (1)
Bai Ye Feng	6,184,389	1,169,724	—
Anson Investments Master Fund LP	974,770	974,770	—
Iroquois Master Fund, Ltd.(2)	1,349,770	974,770	—
Cranshire Capital, L.P.(3)	538,991	538,991	—
Cranshire Capital Master Fund Ltd.	553,658	377,294
Freestone Advantage Partners, LP(4)	71,762	58,487	—
EOS Holdings LLC(6)	3,068,136	1,559,633	—
Kingsbrook Opportunities Master Fund LP (5)	974,770	974,770	—
HF H VICTOR UW VICTOR ART 7	117,476	97,476	—
Shipman & Goodwin Profit Sharing Retirement Trust FBO James T. Betts	194,954	194,954	—
Huaidong Wang	173,400	173,400	—
Son Nam Nguyen	198,449	119,000	—
Pine Lodge Capital Company LTD	97,476	97,476	—
Total:		7,310,744	—

(1)	Assuming the sale of all shares offered by the selling security holders pursuant to this prospectus and the prospectus filed by us with the Registration Statement on Form S-1 (File No. 333-169385), originally declared effective by the Securities and Exchange Commission on October 12, 2010, in connection with the 2010 Private Placement (as defined below).
(2)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.
(3)	Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(4)	Downsview is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.
(5)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.
(6)	Pursuant to the terms of the warrants issued on July 6, 2011, EOS Holdings LLC will only be able to exercise its warrant for that number of shares that, when combined with the number of shares owned directly, would not exceed 4.9% beneficial ownership, as calculated in accordance with SEC regulations.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the effective date of this registration statement. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	agreements entered into between broker-dealers and a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be approximately $100,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the

Securities Act in accordance with the registration rights agreements or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our amended and restated certificate of incorporation, as amended, and our by-laws, as amended, both of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2013, there were 60,687,478 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares offered by us in this offering will be when issued and paid for, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2013, there were no shares of preferred stock outstanding. Our board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.

Warrants

Warrants to purchase shares of our common stock have been issued in conjunction with various financing transactions. The following table summarizes warrants outstanding as of March 31, 2013:

Related Transaction	Number of shares of common stock issuable upon exercise of the warrants (1)	Exercise period	Exercise price (1)
August 2009 Offering	3,729,323	8/21/09 - 8/21/14	$0.713	(3)
Warrants issued to MHR June 2010	865,000	6/8/10 - 8/21/14	$2.900	(2)
August 2010 Offering	5,058,792	8/26/10 - 8/26/15	$1.260
Warrants issued to MHR August 2010	975,000	8/26/10 - 8/26/15	$1.260
July 2011 Offering	6,020,614	7/6/11 - 7/6/16	$1.090
Warrants issued to MHR July 2011	795,000	7/6/11 - 7/6/16	$1.090

(1)	The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock.
(2)	The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, including the issuance by Emisphere of common stock or common stock equivalents that have an effective price that is less than the exercise price of the warrants.
(3)	Reflects the weighted average exercise price of the August 2009 Offering warrants.

Before exercising their warrants, holders of warrants do not have any of the rights of holders of the securities purchasable upon such exercise, including, any right to receive dividends or payments upon our liquidation, dissolution or winding up or to exercise voting rights.

Stockholder Rights Plan

The Company’s board of directors has adopted a stockholder rights plan. The stockholder rights plan was adopted to give the board of directors increased power to negotiate in our best interests and to discourage appropriation of control of our Company at a price that is unfair to our stockholders. The stockholder rights plan is not applicable to MHR. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in our best interests and the best interests of our Company’s stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty concerning any proposal for our acquisition in good faith.

The stockholder rights plan involves the distribution of one “right” as a dividend on each outstanding share of our common stock to all holders of record on April 7, 2006, and an ongoing distribution of one right with respect to each share of our common stock issued subsequently. Each right shall entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of our common stock. The exercise of these rights becomes economically attractive upon the triggering of certain “flip-in” or “flip-over” rights which work in conjunction with the stockholder rights plan’s basic provisions. The flip-in rights will permit the preferred stock’s holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquirer’s voting and economic interests in our company. The flip-over element of the stockholder rights plan involves certain mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The stockholder rights plan contains a “permitted offer” exception which allows offers determined by our board of directors to be in our best interests and the best interests of our stockholders to take place free of the diluting effects of the stockholder rights plan’s mechanisms.

The board of directors retains the right, at all times prior to acquisition of 20% of the Company’s voting common stock by an acquirer, to discontinue the stockholder rights plan through the redemption of all rights, or to amend the stockholder rights plan in any respect.

Delaware Law and Certain By-Law Provisions

Certain provisions of our by-laws are intended to strengthen our board of directors’ position in the event of a hostile takeover attempt. These by-law provisions have the following effects:

•

they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as directors, except as may be otherwise provided in the by-laws;

•

they provide that only business brought before the annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders; and

•	they establish a procedure for our board of directors to fix the record date whenever stockholder action by written consent is undertaken.

Furthermore, our Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

In connection with the transactions contemplated by the Senior Secured Loan Agreement and the Investment and Exchange Agreement, on September 29, 2005, the Board of Directors approved amendments to our By-Laws, which became effective as of such date in order to provide that:

•

The MHR Director may be nominated for election to the Board by MHR for so long as MHR shall continue to hold at least 2% of the shares of our outstanding Common Stock, warrants or other equity securities convertible into, or exchangeable for, any Common Stock at a conversion price or exchange rate that is equal to or less than the closing price per share of Common Stock on the trading date immediately prior to such calculation, and that the MHR Director shall, to the extent permitted by law or any applicable rule or listing standard of any applicable securities exchange or market, be a member of each committee of the Board and shall be entitled to attend a meeting of any such committee;

•	MHR and the Board shall promptly select the Mutual Director, the Mutual Director shall be nominated for election to the Board and the Board shall elect the Mutual Director;

•

MHR shall have the right to appoint the MHR Observer and the MHR Observer shall have the right to attend meetings of the Board and any committees thereof, solely in a non-voting capacity, and to receive all notices, written materials and other information given to directors in connection with such meetings, subject only to attorney-client privilege considerations;

•	The number of directors on the Board may only be increased upon the unanimous vote or unanimous written consent of the Board;

•

Any vacancy on the Board created by the resignation, removal or other discontinuation of service as a member of the Board of the MHR Director shall be filled by an individual who shall have been (i) designated by the MHR Director prior to the effectiveness of such vacancy, other than in the case of removal of the MHR Director for cause, or (ii) nominated or approved in writing by both a majority of the Board of Directors and MHR, in the case of removal of the MHR Nominee for cause;

•

Any vacancy on the Board created by the resignation, removal or other discontinuation of service as a member of the Board of the Mutual Director shall only be filled by an individual who shall have been nominated or approved in writing by both a majority of the Board and MHR;

•

The existing removal provisions of the By-Laws may be deleted in their entirety and replaced with provisions providing that any director, other than the MHR Director and the Mutual Director, may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the election of directors and that the MHR Director and the Mutual Director, may be removed, with or without cause, by the affirmative vote of the holders of at least 85% of the shares of common stock outstanding and entitled to vote at the election of directors, provided that the stockholder vote requirement shall cease to have any force or effect after MHR shall cease to hold at least 2% of the shares of the Company’s outstanding common stock, warrants or other equity securities convertible into, or exchangeable for, any Common Stock at a conversion price or exchange rate that is equal to or less than the closing price per share of Common Stock on the trading date immediately prior to such calculation;

•	A quorum for the transaction of business must include the MHR Director and the Mutual Director while in office instead of a mere majority of the Board;

•

The rights in the By-Laws appurtenant to MHR may only be altered, amended or repealed with the unanimous vote or unanimous written consent of the Board or the affirmative vote of the holders of at least 85% of the shares of common stock outstanding and entitled to vote at the election of directors, provided that the stockholder vote requirement shall cease to have any force or effect after MHR shall cease to hold at least 2% of the shares of fully diluted Common Stock; and

•

The Board may not adopt any resolution setting forth, or call any meeting of stockholders for the purpose of approving, any amendment to the By-Laws that would adversely affect the rights of MHR set forth therein without a vote in favor of such resolution by the MHR Director for so long as MHR continues to hold at least 2% of the shares of fully diluted Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and rights is Computershare, 111 Founders Plaza-Suite 1100, East Hartford, CT 06108.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time. As of March 31, 2013, 60,687,478 shares of our common stock were issued and outstanding. 4,300,438 of such shares and an additional 3,010,306 shares of common stock issuable upon exercise of the warrants covered by this registration statement will, upon effectiveness, be freely tradable without restriction or further registration under the Securities Act.

As of March 31, 2013, there are a total of 4,063,985 available shares of Common Stock to be issued upon the exercise of options that have been or may be granted to employees, consultants or members of our Board of Directors under our existing equity compensation plans, including the 2000 Stock Option Plan, the 2002 Broad Based Plan, the 2007 Stock Award and Incentive Plan, the Stock Incentive Plan for Outside Directors and the Directors Deferred Compensation Plan. Such shares of Common Stock are covered by the Form S-8 registration statements filed by us with the SEC and generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for Emisphere Technologies, Inc. by Brown Rudnick LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated into this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The report on the Company’s financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate certain information into this prospectus by reference as allowed by the Securities and Exchange Commission (the “SEC”), which means that we disclose important information to you by referring you to another document separately filed by us with the SEC. Documents incorporated by reference are considered part of this prospectus. We are incorporating by reference into this prospectus the documents listed below, except to the extent superseded by information contained herein:

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which we filed with the SEC on May 15, 2013;

•	Our Current Report on Form 8-K filed with the SEC on May 9, 2013;

•	Our Current Report on Form 8-K filed with the SEC on April 30, 2013;

•	Our Proxy Statement filed with the SEC on April 19, 2013;

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we filed with the SEC on March 28, 2013;

•	Our Current Report on Form 8-K filed with the SEC on March 28, 2013;

•	Our Current Report on Form 8-K filed with the SEC on January 17, 2013; and
•	Our Current Report on Form 8-K filed with the SEC on January 3, 2013.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide to any person to whom this prospectus is delivered a copy of any document that has been incorporated by reference into this prospectus at no cost to the requester. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations Department, Emisphere Technologies, Inc., 4 Becker Farm Road, Suite 103, Roseland, New Jersey 07068, (973) 532-8000. In addition, each document incorporated by reference is readily accessible at our Web site address at http://ir.emisphere.com/index.cfm by clicking on “Financial Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Emisphere, that file electronically with the SEC. The public can obtain any documents that Emisphere files with the SEC at www.sec.gov.

We also make available free of charge on or through our Internet website (www.emisphere.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 filings, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or Section 16 of the Exchange Act as soon as reasonably practicable after we or the reporting person electronically files such material with, or furnishes it to, the SEC. Our Internet website and the information contained therein or connected thereto are not intended to be incorporated into the Annual Report or this registration statement.

Our Board of Directors has adopted a Code of Business Conduct and Ethics which is posted on our website at http://ir.emisphere.com/documentdisplay.cfm?DocumentID=4947.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

7,310,744 Shares of Common Stock

PROSPECTUS

June 14, 2013

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.